UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
November 30, 2010

RETAIL OPPORTUNITY INVESTMENTS CORP.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or other jurisdiction of incorporation)	001-33749 (Commission File Number)	26-0500600 (I.R.S. Employer Identification No.)

3 Manhattanville Road, Purchase, NY (Address of Principal Executive Offices)	10577 (Zip Code)

Registrant's telephone number, including area code:  (914) 272-8080

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing of obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On November 30, 2010, Retail Opportunity Investments Corp. (the "Company"), through a subsidiary of Retail Opportunity Investments Partnership, LP, the Company's operating partnership ("ROIP"), entered into an Agreement for the Sale and Purchase of Partnership Interests to acquire a 49% ownership interest in the Crossroads Shopping Center ("Crossroads"), a grocery-anchored shopping center located in Bellevue, Washington, for an aggregate purchase price of approximately $12 million.  Crossroads is a 435,900 square foot shopping center situated on approximately 40 acres of land, which is currently 90% leased.  Currently, certain major tenants include Quality Food Centers (The Kroger Co. (NYSE:KR)), Bed Bath & Beyond Inc. (NASDAQ: BBYB), The Sports Authority, Inc., Michaels, Old Navy Clothing Co. and Jo-Ann Fabrics, among many other national, regional and local tenants. An estimated population of 214,154 with an average household income of $121,163 resides within a five-mile radius of Crossroads.

The Agreement for the Sale and Purchase of Partnership Interests (the "Purchase Agreement") was entered into by and among ROIP; TCA Holdings, LLC ("TCA"); Sher GP, Inc., ("Sher GP"); Mel Ronick IRA, Merrill Lynch IRA FBO Eugene Clahan, and Jacqueline Kudler, Trustee of the Joel J. Kudler Marital Trust u/a dated 11/11/88 (collectively, the "Minority Sellers"); Doris Blum; The Blum Family Trust; The Joseph Blum Irrevocable Trust: The Blum 1986 Grandchildren’s Trust I; The Ari Blum Trust; The Morgan Blum Trust; Thomas Bomar Trust B under the Harris Trust u/a dated 7/22/88; Rawson, Blum & Company; The Rawson Living Trust; Argus Group, Ltd. ("Argus"); Eugene E. and Kathleen B. Clahan Revocable Trust u/a dated 11/11/88; Merritt and Pamela Sher Living Trust; Ronald Sher; Sylvia Sher; Sydney Sher Marital Trust; Terranomics Investment Partnership; Terranomics; and Terranomics Crossroads Associates (TCA, Sher GP and the Minority Sellers are collectively referred to as the "Sellers").

The Purchase Agreement contains certain terms, conditions, covenants, and seller's representations and warranties that are customary and typical for a transaction of this nature.  Pursuant to the Purchase Agreement, ROIP will be admitted as a general partner of Crossroads alongside Sher GP and will have the option to purchase the remaining 51% interest in Crossroads during a specified period in the future.  The Sellers have agreed that if any portion of the purchase price of the 51% interest is paid in the form of operating partnership units in ROIP then such units will be priced at 10% premium to the common stock of the Company, subject to certain exceptions.  If ROIP declines to exercise its purchase right, then TCA shall have the right to exercise a similar option to purchase all of ROIP's interests. In addition to its right to purchase Crossroads, ROIP will have the first right of offer to purchase the following additional properties from the Sellers for up to a 10-year period: Five Points Plaza, Huntington Beach, CA; Southside Shopping Center, Santa Rosa, CA; Brook 35 Plaza, Sea Girt, NJ; Brook 35 West, Sea Girt, NJ; The Grove West, Shrewsbury, NJ and The Grove at Shrewsbury, Shrewsbury, NJ (subject to an existing right of first offer in favor of the current interest holders).

The day-to-day management of Crossroads will be undertaken as to certain matters by each of Argus and Sher GP. Major decisions must be approved by the unanimous vote of the two general partners. The Purchase Agreement provides that deadlocks between the parties over a major decision that are not resolved through mediation within 30 days will be resolved, depending on the time period during which such a deadlock occurs, either through an acceleration of the purchase options or through a buy-sell arrangement between the parties.

Crossroads is encumbered by two loans: (i) a $53 million first mortgage with American International Group, Inc. with an interest rate of 6.5% and (ii) a $10 million second mortgage ($9 million is currently drawn-down) with an interest rate if 6.0%, both of which mature on September 1, 2015.  For 12 months from the date of the closing, the Company has agreed that the Sellers will have the option to require ROIP to either pay-off or assume the second mortgage, in which case the second mortgage will be modified to provide ROIP with an 8.0% return.  The Company will receive 49% of any cash flow after debt service and preferred returns.

The Company deposited $250,000 into an escrow account upon the execution of the Purchase Agreement that is refundable in the event certain closing conditions are not met. While the Company anticipates that this acquisition will close during the fourth quarter of 2010, the Purchase Agreement to acquire Crossroads is subject to a number of contingencies and therefore there can be no assurances that this acquisition will occur.

Forward-Looking Statements.

 This Current Report on Form 8-K includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  The Company has based these forward-looking statements on the current expectations and projections of the Company about future events.  These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause the Company’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "should," "could," "would," "expect," "plan," "anticipate," "believe," "estimate," "continue," or the negative of such terms or other similar expressions.  Factors that might cause or contribute to such a discrepancy include, but are not limited to, those described in the Company’s other SEC filings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Retail Opportunity Investments Corp.
Dated: December 3, 2010
	By:	/s/ Stuart A. Tanz
Stuart A. Tanz
Chief Executive Officer